                                  SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ___)

Filed by the Registrant |X|
Filed by a Party other than the Registrant | |
Check the appropriate box:

| |   Preliminary Proxy Statement
| | Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
|X|   Definitive Proxy Statement
| |   Definitive Additional Materials
| |   Soliciting Material under Rule 14a-12

                             BANK MUTUAL CORPORATION
                (Name of Registrant as Specified In Its Charter)

                                       n/a
                   (Name of Person(s) Filing Proxy Statement,
                            if Other than Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

| |   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)    Title of each class of securities to which transaction applies:

      2)    Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      4)    Proposed maximum aggregate value of transaction:

      5)    Total fee paid:

| |   Fee paid previously with preliminary materials.

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)    Amount Previously Paid:

2)    Form, Schedule or Registration Statement No.:

3)    Filing Party:

4)    Date Filed:

                               [BANK MUTUAL LOGO]

March 20, 2003

Dear Fellow Shareholder,

      We invite you to attend the Bank Mutual Corporation 2003 Annual Meeting of Shareholders, which will be held at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin at 10:00 a.m., Central Time, on Monday, May 5, 2003. Please note that this year's meeting is on a Monday, rather than on a Tuesday when we have held prior annual meetings.

      Bank Mutual's Notice of Annual Meeting of Shareholders and Proxy Statement which are enclosed describe the business to be conducted at the Annual Meeting. If you plan to attend the Annual Meeting, please check the box on the proxy form so that we can make the appropriate arrangements.

      Also enclosed is a copy of Bank Mutual's Summary Annual Report and attached is the Annual Report on Form 10-K for the year ended December 31, 2002.

      YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to MARK, SIGN, DATE AND RETURN YOUR PROXY FORM IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE to make sure that you are represented. This will not prevent you from voting in person at the Annual Meeting, but will ensure that your shares will be represented if you are unable to attend.

Sincerely,

BANK MUTUAL CORPORATION


/s/ Michael T. Crowley, JR.

MICHAEL T. CROWLEY, JR.
Chairman and Chief Executive Officer

                             BANK MUTUAL CORPORATION

                            4949 WEST BROWN DEER ROAD
                            MILWAUKEE WISCONSIN 53223
                                 (414) 354-1500

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 5, 2003

                          -----------------------------

To the Shareholders of Bank Mutual Corporation:

      The 2003 annual meeting of shareholders of Bank Mutual Corporation will be held on Monday, May 5, 2003, at 10:00 a.m., Central Time, at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin for the following purposes:

            (1)   To elect four directors to serve for terms expiring in 2006;
                  and

            (2) To transact such other business as may properly come before the annual meeting or any adjournment thereof.

      The board of directors has fixed the close of business on March 10, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only shareholders of record at the close of business on that date will be entitled to vote at the annual meeting.

      We call your attention to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the annual meeting. Please read it carefully.

                                          By Order of the Board of Directors


                                          /s/ Eugene H. Maurer, Jr.

                                          Eugene H. Maurer, Jr.
                                          Senior Vice President and Secretary
Milwaukee, Wisconsin
March 20, 2002

                             YOUR VOTE IS IMPORTANT

      YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE INDICATE YOUR VOTING DIRECTIONS, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY, WHICH IS SOLICITED BY THE BANK MUTUAL BOARD OF DIRECTORS, USING THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

                                 PROXY STATEMENT

                             BANK MUTUAL CORPORATION
                            4949 WEST BROWN DEER ROAD
                           MILWAUKEE, WISCONSIN 53223
                                 (414) 354-1500

                             ----------------------

                             SOLICITATION AND VOTING

      This proxy statement and accompanying proxy are furnished to the shareholders of Bank Mutual Corporation ("Bank Mutual") in connection with the solicitation of proxies by Bank Mutual's board of directors for use at the annual meeting of Bank Mutual shareholders on Monday, May 5, 2003, and at any adjournment of that meeting. The 2002 summary annual report to shareholders, which accompanies this proxy statement, and the annual report on Form 10-K, attached hereto, contain financial statements and certain other information concerning Bank Mutual. We are mailing the proxy materials to shareholders beginning on or about March 21, 2002.

      Bank Mutual was formed in a restructuring on November 1, 2000 of Mutual Savings Bank (now named "Bank Mutual") (the "Bank") into mutual holding company form. In that restructuring, Bank Mutual became the holding company of the Bank, and the Bank's depositors were given the opportunity to purchase shares of Bank Mutual stock. Information in this proxy statement includes information relating to the Bank prior to the restructuring. On the same day, Bank Mutual acquired First Northern Capital Corp. ("First Northern"), whose First Northern Savings Bank ("First Northern Savings") subsidiary became a wholly owned subsidiary of Bank Mutual. Certain officers and directors of First Northern became Bank Mutual executive officers and directors as a result of this transaction. Information regarding First Northern prior to its acquisition by Bank Mutual is not included in this proxy statement unless otherwise stated. First Northern Savings was merged into the Bank on March 16, 2003.

      Record Date and Meeting Information. The board of directors has fixed the close of business on March 10, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only holders of record of Bank Mutual common stock, the only class of voting stock of Bank Mutual outstanding, on the record date are entitled to notice of and to vote at the annual meeting. Each share of common stock is entitled to one vote. At the record date, there were 21,411,971 shares of common stock validly issued and outstanding.

      The board of directors of Bank Mutual knows of no matters to be acted upon at the annual meeting other than as set forth in the notice attached to this proxy statement. If any other matters properly come before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the proxy to vote such proxies in accordance with their best judgment on such matters.

      Voting Your Shares. Any shareholder entitled to vote at the annual meeting may vote either in person or by a properly executed proxy. Shares represented by properly executed proxies received by Bank Mutual will be voted at the annual meeting, or any adjournment thereof, in accordance with the terms of such proxies, unless revoked. If no voting instructions are given on a properly executed proxy, the shares will be voted FOR the election of management's director nominees.

      A shareholder may revoke a proxy at any time prior to the time when it is voted by filing a written notice of revocation with the corporate secretary of Bank Mutual, by delivering a properly executed proxy bearing a later date or by voting in person at the annual meeting. Attendance at the annual meeting will not in itself constitute revocation of a proxy.

      Shares in Dividend Reinvestment or Employee Plans. If a shareholder participates in the Bank Mutual Dividend Reinvestment and Stock Purchase Plan (the "DRIP"), the proxy also will serve as voting instructions for the participant's shares held in the DRIP. Participants' shares will be voted by the administrator of the DRIP in accordance with those voting instructions. If a participant does not return a proxy, the DRIP administrator will not vote that participant's shares held in the DRIP.

      Any shareholder who owns Bank Mutual shares through an investment in the Bank Mutual Common Stock Fund of the Bank Mutual Corporation 401(k) Plan (the "401(k) Plan") will receive a separate blue proxy card, marked "401k," to instruct the 401(k) Plan's administrator how to vote those shares. The administrator will vote shares held in those employees' 401(k) Plan accounts in accordance with the voting instructions on the blue proxies. If a participant in the 401(k) Plan does not return a proxy, the administrator will vote that participant's shares held in the 401(k) Plan in the same proportion as the voting of all shares in the 401(k) Plan for which voting instructions have been received.

      Any shareholder who owns Bank Mutual shares through an allocation to that person's account under the Bank Mutual Employee Stock Ownership Plan (the "ESOP") will receive a separate green proxy card, marked "ESOP," to instruct the ESOP's administrator how to vote those shares. The ESOP administrator, which is Bank Mutual acting through its board, will vote shares allocated to those employees' ESOP accounts in accordance with the participant's voting instructions on the green proxies. The ESOP administrator may vote, at its discretion, both unallocated ESOP shares and any allocated ESOP shares which are not voted by the individuals to whom they are allocated.

      Multiple Shareholders Sharing the Same Address. In some cases, we have multiple shareholders of record at a single address. We are sending a single annual report and proxy statement to that address unless we received instructions to the contrary. Each shareholder of record, however, will continue to receive a separate proxy card. This practice, known as "householding," is designed to reduce our printing and postage costs. If you wish to receive separate copies of the annual report and proxy statement now or in the future, or to discontinue householding entirely, you may call our transfer agent, Registrar and Transfer Company, at 1-800-368-5948, or provide written instructions to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

      If you receive multiple copies of the annual report and proxy statement, you may contact our transfer agent at the telephone number or address above to request householding. If your shares are held in street name through a bank, broker or other holder of record, you may request householding by contacting that bank, broker or other holder of record.

      Quorum and Required Vote. A majority of the votes entitled to be cast by the shares entitled to vote, represented in person or by proxy, will constitute a quorum of shareholders at the annual meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for purposes of establishing a quorum. The inspectors of election appointed by the board of directors will count the votes and ballots at the annual meeting.

      A plurality of the votes cast at the annual meeting by the holders of shares of common stock entitled to vote is required for the election of directors. In other words, the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors in a class to be chosen at the annual meeting. Votes for the nominees in each class will be tallied separately. With respect to the election of directors, any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a comparatively larger number of votes. Bank Mutual Bancorp, MHC (the "MHC"), Bank Mutual's mutual holding company, owns a majority of Bank Mutual's shares. The MHC intends to vote in favor of the management nominees for director.

      Expenses and Solicitation. Expenses in connection with the solicitation of proxies will be paid by Bank Mutual. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of Bank Mutual in person or by telephone, facsimile or other means of communication. Those directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for their related out-of-pocket expenses. Brokers, dealers, banks, or their nominees, who hold common stock on behalf of another will be asked to send proxy material and related documents to the beneficial owners of such stock, and Bank Mutual will reimburse those persons for their reasonable expenses.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The table below sets forth information regarding the beneficial ownership of Bank Mutual common stock on the record date by each person known by Bank Mutual to beneficially own more than 5% of the outstanding shares of its common stock, by each director and nominee for director, by each executive officer named in the Summary Compensation Table below and by all directors and executive officers of Bank Mutual as a group.

                                                      Number of Shares and
                                                      Nature of Beneficial        Percent
         Name of Beneficial Owner                        Ownership (1)(2)         of Class
         ------------------------                     --------------------        --------
         Bank Mutual Bancorp, MHC (3)............          11,193,174             52.3%

         Thomas H. Buestrin......................              35,551               *
         Rick B. Colberg.........................              48,489               *
         Michael T. Crowley, Jr..................             309,774             1.4%
         Michael T. Crowley, Sr..................              93,757               *
         Raymond W. Dwyer, Jr....................              15,041               *
         Mark C. Herr............................              13,300               *
         Thomas J. Lopina, Sr....................              60,245               *
         Eugene H. Maurer, Jr....................              43,434               *
         Michael D. Meeuwsen.....................             182,240               *
         William J. Mielke.......................              64,015               *
         Robert B. Olson.........................             117,515               *
         David J. Rolfs..........................              29,500               *
         Marlene M. Scholz.......................              40,407               *
         J. Gus Swoboda..........................              44,443               *

         All directors and executive officers
             as a group (14 persons) (2)(3)(4)(5)           1,756,709             8.1%

----------
*     Less than 1.0%

(1) Unless otherwise noted, the specified persons have sole voting and dispositive power as to the shares. Beneficial ownership of the following shares is shared: Mr. Buestrin - 17,551 shares; Mr. Colberg - 15,524; Mr. Crowley Jr. - 20,406; Mr. Lopina - 10,463; Mr. Meeuwsen - 47,203; Mr. Olson - 104,515; Mr. Rolfs - 11,500; Mr. Swoboda - 31,243; group -
      1,037,848. See also notes (2), (3) and (4) below.

(2) Includes the following shares which are subject to options granted under the Bank Mutual 2001 Stock Incentive Plan (the "2001 Plan") exercisable within 60 days of the record date: Messrs. Buestrin, Dwyer, Herr, Lopina, Mielke, Olson, Rolfs and Swoboda - 8,000 each; Mr. Colberg - 18,000; Mr. Crowley Jr. - 65,097; Mr. Crowley Sr. - 31,497; Mr. Maurer - 18,000; Mr. Meeuwsen - 32,000 and Ms. Scholz - 18,000; all directors and executive officers as a group - 246,594. All restricted shares awarded under the 2001 Plan, whether or not vested, are included because the recipients have voting rights as to those shares.

(3) The members of the Bank Mutual board also comprise the MHC board of directors. While the MHC board members may therefore be deemed as a group to control the vote of shares held by the MHC, those shares are not included in directors' individual or group ownership. The address of the MHC is 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223.

(4) The total for the group (but not any individual) includes 658,704 unallocated shares held in the ESOP, as to which voting and dispositive power is shared. As administrator, Bank Mutual (through its board) may vote, in its discretion, shares which have not yet been allocated to participants. Employees may vote the shares allocated to their accounts; the administrator will vote unvoted shares in its discretion. Allocated shares are included only if allocated to named executive officers, in which case they are included in those individuals' beneficial ownership.

(5) Because the 401(k) Plan permits participants to vote shares and make investment decisions (except for certain takeover offers), shares held in the 401(k) Plan are included only if held in the accounts of named persons, even though certain of the officers are trustees or administrators of one of the plans.

      The above beneficial ownership information is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                              ELECTION OF DIRECTORS

      The bylaws provide that the number of directors of Bank Mutual shall be eleven. At each annual meeting the term of office of one class of directors expires and a class of directors is elected to serve for a term of three years or until their successors are elected and qualified. Messrs. Buestrin, Crowley Jr., Meeuwsen and Mielke, the directors whose terms expire at the annual meeting, are being nominated for re-election as directors for terms expiring in 2006.

      Shares represented by proxies will be voted FOR the election of the nominees unless otherwise specified by the executing shareholder. If any nominee should decline or be unable to act as a director, which we do not foresee, proxies may be voted with discretionary authority for a substitute nominee designated by the board.

      Information regarding the nominees and the directors whose terms continue is set forth in the following table. The board of directors unanimously recommends that shareholders vote FOR the election of the director nominees listed below.

                                             PRINCIPAL OCCUPATION AND                        DIRECTOR
      NAME AND AGE                            BUSINESS EXPERIENCE (1)                        SINCE (2)
      ------------                            -----------------------                        ---------
                                 NOMINEES FOR TERMS EXPIRING IN 2006

Thomas H. Buestrin,              President of Buestrin, Allen & Associates Ltd., real           1995
66 (3)                           estate investment, management and development

Michael T. Crowley, Jr.,         Chairman and CEO of Bank Mutual since 2000; President          1970
60 (4) (5)                       and CEO of the Bank (8)

Michael D. Meeuwsen,             President and Chief Operating Officer of Bank Mutual           1988
49 (4) (6)                       since 2000; Executive Vice President and COO of the
                                 Bank since 2003; President and CEO of First Northern
                                 Savings until 2003

William J. Mielke,               President and CEO of Ruekert & Mielke Inc., engineering        1988
55 (3) (7)

                                 CONTINUING DIRECTORS - TERMS EXPIRE IN 2005

Mark C. Herr,                    Vice President-Corporate Division, Plunkett Raysich            2001
50                               Architects (9)

Thomas J. Lopina, Sr.            Associate, Spectrum Solutions, Inc., a small business          1979
65 (6) (7)                       consulting firm

Robert B. Olson,                 Paper industry consultant (self-employed); prior to            1997
65 (3) (6)                       2000, Vice President of Manufacturing Operations,
                                 Little Rapids Corporation, specialty paper producer

David J. Rolfs,                  Retired; prior thereto, president of ABCO Dealers              1984
81 (3) (7)                       Inc., health care industry

                                             PRINCIPAL OCCUPATION AND                        DIRECTOR
      NAME AND AGE                            BUSINESS EXPERIENCE (1)                        SINCE (2)
      ------------                            -----------------------                        ---------
                                 CONTINUING DIRECTORS--TERMS EXPIRE IN 2004

Michael T. Crowley, Sr.,         Chairman of the Board of the Bank and, since 2000, the         1960
89 (4) (5)                       MHC

Raymond W. Dwyer, Jr.,           Retired; prior thereto architect with R.W. Dwyer               1957
79 (4) (7)                       Architects

J. Gus Swoboda,                  Retired; prior thereto, Senior Vice President, Human           1987
68 (4) (6)                       and Corporate Development, Wisconsin Public Service
                                 Corporation, electric and gas utility (10)

----------
(1) Unless otherwise noted, all directors have been employed in their respective principal occupations listed for at least the past five years.

(2) Indicates the date when director was first elected to the board of the Bank, First Northern Savings or First Northern Capital Corp., as the case may be. Each of these persons, other than Mr. Herr, became a director of Bank Mutual in 2000.

(3) Member of the Audit Committee, of which Mr. Mielke is Chairman. The Audit Committee held five meetings in 2002. See "Report of the Audit Committee" below for further information as to the duties of the Audit Committee.

(4) Member of the Executive Committee, of which Mr. Crowley Jr. is Chairman. The Executive Committee did not meet in 2002. The Executive Committee may act on most matters on behalf of the entire board between board meetings.

(5)   Mr. Crowley Sr. is the father of Mr. Crowley Jr.

(6) In the First Northern merger agreement, the Bank committed to designate four of the six directors of First Northern to be elected to the initial Bank Mutual board. The Bank designated Messrs. Lopina, Meeuwsen, Olson and Swoboda as those directors. They were elected by board action after the merger and then were subsequently re-elected by the Bank Mutual shareholders at the 2001 annual meeting.

(7) Member of the Compensation Committee, of which Mr. Rolfs is Chairman. The Compensation Committee held four meetings in 2002. The Compensation Committee reviews, and either establishes or recommends to the board: compensation policies and plans; salaries, bonuses and benefits for all employees, including determinations with respect to stock options; and personnel policies and procedures. See "Compensation Committee Report on Executive Compensation" below.

(8) Also a director of PULSE EFT Association, an ATM network operator of which the Bank is a member.

(9) From time to time, Plunkett Raysich Architects and affiliates provide services to Bank Mutual. Fees paid by Bank Mutual to Plunkett Raysich for services during 2002 were below $50,000.

(10) Mr. Swoboda is also a director of American Medical Security Group, Inc., a health and life insurance company.

      The Bank Mutual bylaws provide that the board of directors as a whole will act as a nominating committee. As such, the board will consider appropriate nominees for any vacancy on the Bank Mutual board of directors. Shareholders should forward any nominations to the board, in care of the corporate secretary.

      The Bank Mutual board of directors held six meetings in 2002. During the period in the last fiscal year in which they served, all members of the board of directors attended at least 75% of the aggregate of the total number of meetings of the Bank Mutual board and the total number of meetings held by all committees of the board on which they served.

                             DIRECTORS' COMPENSATION

                                  MEETING FEES

      Bank Mutual. There is no annual retainer for membership on the Bank Mutual board of directors. Each director receives a fee of $1,000 per board meeting attended, and each non-officer director receives a $500 fee for each committee meeting attended. Each of the directors of Bank Mutual also has served as a director of the Bank and/or First Northern Savings in 2002. Compensation for service on those boards is described below. Each Bank Mutual director also serves as a director of the MHC, without additional compensation. Determinations have not yet been made as to whether Bank Mutual board compensation will be changed as a result of the Bank merger.

      Mutual Savings Bank. The Bank pays a $10,000 annual retainer fee to each of its non-officer directors. Each of the directors receives a $1,000 fee for attendance at each board meeting, and each non-officer receives a fee for attendance at a committee meeting, as follows: executive committee-$700; other-$150. Under an arrangement pre-dating the establishment of the current payment structure, Mr. Dwyer receives a fee for directors' and executive committee meetings for each month regardless of attendance. Messrs. Buestrin, Crowley Jr., Crowley Sr., Dwyer, Herr, Meeuwsen, Mielke and Rolfs were directors of Mutual Savings Bank in 2002, and continue as such in 2003, although Mr. Meeuwsen did not receive any compensation as a board member of the Bank in 2002.

      First Northern Savings Bank. First Northern Savings did not pay a retainer fee. Each director received a $1,250 fee for attendance at each board meeting, other than the chairman (until the merger into the Bank, Mr. Swoboda) who received $1,500, and each non-officer director received fees of $125 per hour for attendance at any committee meeting. Messrs. Crowley Jr., Lopina, Meeuwsen, Olson and Swoboda were directors of First Northern Savings in 2002 and until the Bank merger, although Mr. Crowley Jr. did not receive compensation as a First Northern Savings board member.

                            2001 STOCK INCENTIVE PLAN

      Bank Mutual directors are eligible to participate in the 2001 Plan. Pursuant to the 2001 Plan and OTS regulations, no individual may receive more than 25% of the shares which can be issued under the 2001 Plan, and non-employee directors as a group are limited to not more than 30% of the shares which can be issued under the 2001 Plan, and individually to not more than 5%. In 2001, each non-employee director received 5,000 shares of restricted stock, at a weighted average value of $13.57 on the dates of grant, and options to purchase 20,000 shares at $11.76 per share, under the 2001 Plan. There were no further grants or awards to directors in 2002. See "Executive Compensation" for grants to executive officers. The options and grants vest 20% per year, becoming fully vested after five years, subject to accelerated vesting in the event of a change in control and the administering committee's discretion to waive conditions to exercise.

                     DEFERRED RETIREMENT PLANS FOR DIRECTORS

      The Bank maintains, as did First Northern Savings, a deferred retirement plan for non-officer directors.

      Mutual Savings Bank. Non-officer directors of the Bank who have provided at least five years of service will be paid $833 per month for 10 years (or, if less, the number of years of service on the board) after their retirement from the Bank board or age 65, whichever is later. All of the existing eligible directors' benefits (other than Mr. Herr's) have vested. In the event a director dies prior to completion of these payments, payments will go to the director's heirs. The Bank has funded these arrangements through "rabbi trust" arrangements, and based on actuarial analyses believes these obligations are adequately funded.

      The directors' deferred retirement plan includes provisions whereby the directors may forfeit their benefits for matters specified in the plan which are adverse to the Bank. The plan may be amended by the Bank's board of directors, although a plan amendment may generally not impair the rights of persons who are receiving benefits under the plan.

      First Northern Savings Bank. Eligible directors under the First Northern Savings Bank Directors' Deferred Retirement Plan included members of the First Northern Savings board. Eligible directors are entitled to a monthly retirement benefit of $1,000 for 180 months or until the director's death if earlier. If the eligible director dies after benefits have commenced, but prior to the receipt of 36 monthly payments, the benefit will continue to the director's beneficiary for the duration of the 36-month period. Benefits are payable for a maximum of 15 years. This plan is funded through insurance. The merger of First Northern Savings into the Bank vested then-serving directors in their benefits, and payments under the plan to directors other than Mr. Meeuwsen will begin as a result of termination of service on the First Northern Savings board.

                                      OTHER

      See "Executive Compensation" for compensation paid to, and compensatory agreements with, Messrs. Crowley Sr., Crowley Jr. and Meeuwsen as executive officers of Bank Mutual, its subsidiaries and/or the MHC.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under the federal securities laws, Bank Mutual's directors, its executive officers and any person holding more than 10% of the common stock are required to report their initial ownership of the common stock and any change in that ownership to the SEC. Specific due dates for these reports have been established and Bank Mutual is required to disclose in this proxy statement any failure to file such reports by these dates during the last year.

      Bank Mutual believes that all of these filing requirements were satisfied for the year ended December 31, 2002. In making these disclosures, Bank Mutual has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

      The following table sets forth information concerning the total compensation of the chief executive officer, the other four most highly compensated Bank Mutual executive officers, and Mr. Crowley, Sr. for services in all capacities to Bank Mutual for the last three fiscal years. The information includes service to, and payments by, Bank Mutual and its subsidiaries.

      Messrs. Meeuwsen and Colberg were executive officers of First Northern prior to its acquisition by Bank Mutual, and became executive officers of Bank Mutual upon the acquisition as well as continuing as officers of First Northern Savings until it was merged into the Bank in 2003. Bank Mutual agreed in the acquisition to continue Mr. Meeuwsen's employment agreement and to replace Mr. Colberg's employment agreement with one with substantially similar economic terms. Therefore, Bank Mutual is reporting their compensation for fiscal 2000 as including cash compensation from First Northern prior to the acquisition. In addition, information is presented for Mr. Crowley, Sr., who is an executive officer of the Bank and the MHC but not of Bank Mutual, as a consequence of his service on the Bank Mutual board and the MHC's ownership position in Bank Mutual.

                                                                                     LONG-TERM COMPENSATION
                                                                                              AWARDS
                                                                                   -----------------------------
                                                                                                      SECURITIES
                                                                                    RESTRICTED        UNDERLYING     ALL OTHER
                                                      ANNUAL COMPENSATION (1)      STOCK AWARDS        OPTIONS     COMPENSATION
  NAME AND PRINCIPAL POSITIONS           YEAR       SALARY($)(2)   BONUS($)(3)         ($)(4)           (#)(5)         ($)(6)
  ----------------------------           ----       ------------   -----------         ------           ------         ------
Michael T. Crowley, Jr                   2002        $611,153        $94,962                --              --        $100,605
Chairman and Chief Executive             2001        $607,060        $68,425        $1,063,110         184,000        $ 71,245
Officer of Bank Mutual; President        2000        $609,060        $23,800                --              --        $  1,700
and CEO of the Bank

Michael T. Crowley, Sr                   2002        $257,283        $38,304                --              --        $ 41,162
Chairman of the Bank and the             2001        $252,052        $27,600        $  533,820         100,000        $ 28,344
MHC (7)                                  2000        $254,052        $ 9,600                --              --        $  1,020

Michael D. Meeuwsen                      2002        $218,000        $75,100                --              --        $ 44,694
President and Chief Operating            2001        $207,000        $75,000        $  533,820          80,000        $ 41,471
Officer of Bank Mutual; President        2000        $199,500        $46,000                --              --(9)     $ 12,750(9)
and CEO of First Northern
Savings (8)

Eugene H. Maurer, Jr                     2002        $153,297        $21,033                --              --        $ 26,795
Senior VP and Secretary of Bank          2001        $149,390        $13,740        $  175,530          45,000        $ 18,491
Mutual; Senior VP and                    2000        $145,040        $10,800                --              --        $  1,500
Secretary/Treasurer of the Bank

Rick B. Colberg                          2002        $ 99,550        $29,200                --              --        $ 20,916
Chief Financial Officer of Bank          2001        $ 94,400        $30,000        $  175,530          45,000        $ 22,005
Mutual; Senior VP, Treasurer and         2000        $ 89,500        $18,500                --              --(9)     $ 12,750(9)
CFO of First Northern Savings (8)

Marlene M. Scholz                        2002        $105,725        $14,504                                          $ 18,481
Senior Vice President of Bank            2001        $103,065        $ 9,478        $  175,530          45,000        $ 12,757
Mutual; Senior VP-Controller of          2000        $100,065        $ 9,001                --                        $  1,051
the Bank

----------
(1) While each of the named individuals received perquisites or other personal benefits in the years shown, the value of these benefits is not indicated, in accordance with Securities and Exchange Commission ("SEC") regulations, since they did not together exceed the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

(2) Includes any directors' fees paid to the individual while serving as an executive officer.

(3) Annual bonus amounts are earned and accrued during the years indicated and paid after the beginning of the next calendar year.

(4) Represents grants of restricted shares under the management recognition plan provisions of the 2001 Plan. Shares vest over a five year period. The amounts represent the number of shares granted times the average market price on the date of grant.

(5) Represents stock options granted under the 2001 Plan. No SARs have been granted thereunder.

(6) In 2002, includes employer contributions to the 401(k) Plan in the following amounts: Mr. Crowley Jr.--$1,676; Mr. Crowley Sr.--$2,276; Mr. Meeuwsen--$2,000; Mr. Maurer--$1,670; Mr. Colberg--$1,304; and Ms. Scholz--$1,152. The 2002 amounts also include the following ESOP allocations: Mr. Crowley Jr.--$30,081; Mr. Crowley Sr.--$30,081; Mr. Meeuwsen--$30,081; Mr. Maurer--$25,125; Mr. Colberg--$19,612; and Ms.
      Scholz--$17,329. Also included in 2002 are the following Restoration Plan payments: Mr. Crowley Jr.--$68,582; Mr. Crowley Sr.--$8,805; and Mr. Meeuwsen--$12,613.

(7) Mr. Crowley Sr. is an executive officer of the Bank and the MHC, but not of Bank Mutual.

(8) When First Northern Savings merged into the Bank in 2003, Mr. Meeuwsen became the Bank's Executive Vice President and Chief Operating Officer. Mr. Colberg remains Chief Financial Officer of Bank Mutual.

(9) Messrs. Meeuwsen and Colberg received stock option grants from First Northern prior to its acquisition by Bank Mutual. Those First Northern options were "cashed out" as part of Bank Mutual's acquisition of First Northern. In that transaction, each First Northern option holder received an amount equal to the cash difference between the option stock price and the $15.00 per share cash price offered to First Northern shareholders. Bank Mutual agreed to an additional payment of 25% of the cash difference to recognize the tax effect resulting from the required conversion into cash. These additional 25% payments, which are not included in the table, were $275,286 for Mr. Meeuwsen, and $129,710 for Mr. Colberg. Bank Mutual did not award the underlying options or determine the value of the option spread; therefore, those amounts are not included. The options were granted by First Northern over the course of ten years.

                   STOCK OPTIONS AND EQUITY COMPENSATION PLANS

OPTION/SAR GRANTS IN LAST FISCAL YEAR

      No stock options were granted to the six persons named in the Summary Compensation table, or any other officer or director, in 2002.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTIONS/SAR VALUES

      The following table sets forth information with respect to the six executive officers named in the Summary Compensation Table concerning options exercised in 2002 and the number and value of options outstanding at December 31, 2002.

                                                                        Number of
                                                                   Securities Underlying        Value of Unexercised
                                  Shares                           Unexercised Options/         in the Money Options/
                               Acquired on         Value           SARs at FY-End (#)(2)        SARs at FY-End ($)(3)
Name                           Exercise (#)   Realized ($)(1)    Unexercisable/Exercisable    Unexercisable/Exercisable
----                           ------------   ---------------    -------------------------    -------------------------
Michael T. Crowley, Jr.           8,503           $67,920            147,200 / 28,297           $1,673,664 / $321,737
Michael T. Crowley, Sr.           8,503           $67,920             80,000 / 11,497             $909,600 / $130,721
Michael D. Meeuwsen                  --                --             64,000 / 16,000             $727,680 / $181,920
Eugene H. Maurer, Jr.                --                --             36,000 /  9,000             $409,320 / $102,330
Rick B. Colberg                      --                --             36,000 /  9,000             $409,320 / $102,330
Marlene M. Scholz                    --                --             36,000 /  9,000             $409,320 / $102,330

----------
(1) Represents the difference between the exercise price and the average of the high and low sales price on the date of exercise.

(2)   Represents options granted under the 2001 Plan. No SARs have been granted.

(3) Represents the difference between the exercise price and the $23.13 reported closing price of Bank Mutual common stock on the Nasdaq Stock Market on December 31, 2002, the last trading date of the fiscal year.

                        DEFINED BENEFIT RETIREMENT PLANS

      The Bank has maintained a qualified defined benefit pension plan that covers substantially all employees who are age 21 or over and who have at least one year of service. Effective January 1, 2002, this plan became a plan in which employees of both the Bank and First Northern Savings would participate. Pension benefits are based on the participant's average annual compensation (salary and bonus) and years of credited service. Years of credited service in the qualified defined benefit pension plan begin at date of participation in the plan. Benefits are determined in the form of a ten year certain and life annuity.

      Designated officers also participate in a non-qualified defined benefit pension plan. This non-qualified plan provides monthly supplemental benefits to participants which will be paid out of the rabbi trust established for this plan, or unsecured corporate assets. The amount of the non-qualified plan benefit in the form of a ten year certain and life annuity is determined as:

      - an amount calculated under the qualified defined benefit pension plan without regard to the limitations imposed by the Internal Revenue Code on benefit or compensation amounts and without regard to certain limitations on years of service; minus

      - the pension benefit accrued in the qualified defined benefit pension plan.

      The following table shows the estimated annual benefits payable in ten year certain and life annuity form for participants retiring on their normal retirement date at age 65 with various combinations of years of service and average annual compensation under the qualified defined benefit plan plus, for those officers eligible to participate, the non-qualified plan. At March 31, 2003, accrued years of service for officers named in the summary compensation table were: Mr. Crowley Sr. - 69 years; Mr. Crowley Jr. - 35 years, Mr. Maurer - 20 years, and Ms. Scholz - 21 years. Messrs. Meeuwsen and Colberg became eligible to participate in the defined benefit retirement plan in 2002; their accrued years of service to determine benefits began on January 1, 2002, and thus each has one year of accrued service.

             Final Average
             Compensation                                    Years of Service(1)
             -------------    -----------------------------------------------------------------------------------------
                                  5          10          15         20          25          30         35          40
                                  -          --          --         --          --          --         --          --
               $ 100,000      $ 9,200    $ 18,300    $ 27,500   $ 36,700    $ 48,400    $ 60,000   $ 71,700    $ 81,800
                 150,000       14,400      28,800      43,200     57,600      75,700      93,900    112,000     127,100
                 200,000       19,600      39,200      58,900     78,500     103,100     127,700    152,400     172,500
                 250,000       24,800      49,700      74,500     99,400     130,500     161,600    192,700     217,800
                 300,000       30,100      60,100      90,200    120,300     157,900     195,400    233,000     263,200
                 350,000       35,300      70,600     105,900    141,200     185,200     229,300    273,300     308,500
                 400,000       40,500      81,000     121,600    162,100     212,600     263,100    313,700     353,900
                 450,000       45,700      91,500     137,200    183,000     240,000     297,000    354,000     399,200
                 500,000       51,000     101,900     152,900    203,900     267,400     330,800    394,300     444,600
                 550,000       56,200     112,400     168,600    224,800     294,700     364,700    434,600     489,900
                 600,000       61,400     122,800     184,300    245,700     322,100     398,500    475,000     535,300
                 650,000       66,600     133,300     199,900    266,600     349,500     432,400    515,300     580,600
                 700,000       71,900     143,700     215,600    287,500     376,900     466,200    555,600     626,000
                 750,000       77,100     154,200     231,300    308,400     404,200     500,100    595,900     671,300
                 800,000       82,300     164,600     247,000    329,300     431,600     533,900    636,300     716,700
                 850,000       87,500     175,100     262,600    350,200     459,000     567,800    676,600     762,000

----------
(1) Years of service in the non-qualified defined benefit pension plan begin at date of hire, except as discussed above. As of December 31, 2002, Mr. Crowley Sr. has more than 69 years of service with the Bank. The amount of his total annual accrued benefit as of December 31, 2002 was approximately $364,300.

                             EMPLOYMENT ARRANGEMENTS

      Mutual Savings Bank Employment Agreements. The Bank has employment agreements with Messrs. Crowley Sr., Crowley Jr. and Maurer, Ms. Scholz, and certain other executive officers of the Bank. (Former First Northern Savings employment agreements are discussed below.) The initial terms of the employment agreements are three years. For each of Messrs. Crowley, each year the agreement may be extended so that the agreement remains in effect for a rolling three years upon agreement of Messrs. Crowley and by affirmative action of the Bank's board of directors. For the other executives, at the end of the initial three year term and on each anniversary date thereafter, the employment term may be extended for an additional year upon agreement of the executive and by affirmative action taken by the Bank's board. Under the employment agreements, each executive is entitled to a base salary which is reviewed annually based upon individual performance and the Bank's financial results, as well as benefits and perquisites, in accordance with the Bank's policies.

      The initial annual salary amounts for each of the covered executive officers were as follows: Mr. Crowley Jr.-$595,000; Mr. Crowley Sr.-$240,000; Mr. Maurer-$145,000; and Ms. Scholz-$100,025. These amounts may be changed in subsequent years, but generally may not be reduced.

      The employment agreements can be terminated at the election of the executive officer or the Bank at the expiration of the term, at any time for cause, upon the occurrence of certain events specified by federal statute or regulation, or as a result of the executive officer's retirement, disability or death. Each employment agreement can also be voluntarily terminated without cause by the executive officer or the Bank. Each executive officer may also terminate his or her employment agreement under certain circumstances following a change in control.

      Upon termination of an executive's employment at his or her election at the expiration of the term of the employment agreements, the executive is entitled to receive unpaid compensation for the period of employment plus accrued but unused vacation time. Upon termination of employment at the election of the Bank at the expiration of the term, the executive is entitled to receive the same compensation as if he or she had voluntarily terminated at the end of the term as well as an amount equal to 100% of his or her annual base salary at the date of termination and certain benefits for a period of twelve months thereafter.

      Upon each executive's death or retirement at age 65, the executive or the executive's personal representative will receive his or her earned but unpaid base salary and incentive compensation prorated to the end of the calendar month in which such termination occurs and compensation for accrued but unused vacation time. If the executive officer terminates employment voluntarily or is terminated by the Bank for cause, the executive shall not be entitled to any compensation or benefits for any period after the date of termination.

      If during the term the Bank terminates an executive officer without cause or the employment agreement is terminated by the executive officer for cause, the executive would be entitled to receive 100% of base salary at the time of termination through the end of a one-year severance period. In the case of Messrs. Crowley, however, the period is extended to 12 months beyond the current term of employment, but not more than 36 months. Also, the executive would continue to receive certain insurance and other benefits until twelve months after the end of the term of employment. The Bank must also pay to each executive an additional lump sum cash payment in an amount equal to the product of the Bank's annual aggregate contributions for the executive to all qualified retirement plans in the year preceding termination and the number of years in the severance period.

      Under each employment agreement, the executive officer may also terminate employment following a change in control of the Bank under certain circumstances, including a reduction in compensation or responsibilities. Upon any such termination as a result of a change in control, each executive officer has a right to receive payments and benefits as if a termination by the Bank without cause had occurred. However, under no circumstances may the aggregate amount of all severance payments and termination benefits, computed on a present value basis, exceed an amount which would cause the payments to be characterized as parachute payments within the meaning of Section 280G(b)(2) of the Internal Revenue Code (the "Code"). That section generally defines parachute payments to include any severance payments and termination benefits which, on a present value basis, equal or exceed three times the executive officer's average annual total compensation over a five-year period immediately preceding the change in control.

      First Northern Employment Agreements. First Northern Savings had employment agreements with Messrs. Meeuwsen and Colberg and several other executive officers of First Northern Savings. These agreements were assumed by the Bank when First Northern Savings merged into it.

      Mr. Meeuwsen's agreement was entered into in 1990. The initial term of his agreement was five years; it is automatically extended for an additional year on the annual anniversary date unless contrary written notice is given by either First Northern Savings or Mr. Meeuwsen, and has been extended on every anniversary date. Under his agreement, Mr. Meeuwsen is entitled to a base salary which is reviewed annually based upon individual performance and the financial results of the Bank. His initial annual base salary for 2000 was $182,000. The agreement also provides that he shall be eligible for incentive compensation and be entitled to reimbursement of business expenses and other benefits and perquisites, in accordance with the bank's policies.

      The agreement may be terminated at the election of Mr. Meeuwsen or the Bank at the expiration of the term, at any time for cause, upon the occurrence of certain events specified by federal statute or regulation, or as a result of his retirement, disability or death. It may also be voluntarily terminated without cause by him or the Bank during the term. Mr. Meeuwsen may also terminate his employment agreement under certain circumstances following a change in control.

      Upon termination of Mr. Meeuwsen's employment at his election at the expiration of his employment agreement, he is entitled to receive unpaid base salary and incentive compensation for the period of employment and compensation for accrued but unused vacation time. Upon termination of employment at the expiration of the agreement at the election of the Bank, he is entitled to receive the same compensation as if he had voluntarily terminated at the end of the term as well as an amount equal to 100% of his annual base salary at the date of termination and certain benefits for a period of twelve months thereafter.

      Upon Mr. Meeuwsen's death or retirement, he or his personal representative, as the case may be, shall receive his earned but unpaid base salary and incentive compensation prorated to the end of the calendar month in which such termination occurs and compensation for accrued but unused vacation time. His agreement defines retirement to mean retirement in accordance with and pursuant to any retirement plan of the bank generally applicable to its executive officers or in accordance with any arrangements established with his consent.

      If Mr. Meeuwsen terminates employment voluntarily during a term or he is terminated for cause, as defined in the employment agreement, he shall not be entitled to any compensation or benefits for any period after the date of termination. If during the term he is terminated without cause or he terminates the agreement for cause, he would be entitled to receive 100% of salary at termination until twelve months after the then-current term, provided that such compensation may not exceed an amount equal to 60 months of base salary, along with unpaid base salary and incentive compensation and accrued but unused vacation time. Mr. Meeuwsen would also continue to receive certain insurance and other benefits for that period. The Bank must also pay him, if it terminates him without cause, an additional lump sum cash payment in an amount equal to the product of the Bank's annual aggregate contributions for his benefit to all qualified retirement plans in the year preceding termination and the number of years remaining in his employment agreement.

      Mr. Meeuwsen may also terminate employment following a change in control of the Bank or Bank Mutual under certain circumstances, including a reduction in compensation and benefits or responsibilities and duties. Upon any such termination as a result of a change in control, Mr. Meeuwsen has a right under his employment agreement to receive payments and benefits as if a termination without cause had occurred. Mr. Meeuwsen agreed not to take any of these benefits in connection with the merger of First Northern Savings into the Bank. The agreement provides that under no circumstances may the aggregate amount of all severance payments and termination benefits, computed on a present value basis, exceed an amount which would cause the payments to be characterized as parachute payments within the meaning of Section 280G(b)(2) of the Code.

      When First Northern Savings was acquired by Bank Mutual in November 2000, Mr. Colberg entered into a new employment agreement with First Northern Savings; this agreement was also assumed by the Bank. The terms of this employment agreement are substantially the same as those for Mr. Maurer and Ms. Scholz described above, with an initial base salary of $88,500 in Mr. Colberg's case, except that Mr. Colberg would be entitled to two years' salary in the event the Bank would not renew the agreement at the end of its initial term.

                          OTHER COMPENSATION AGREEMENTS

      Crowley Sr. Deferred Compensation Agreement. The Bank has had a deferred compensation arrangement with Mr. Crowley Sr. for over 20 years under which it agreed to defer part of Mr. Crowley's compensation in exchange for compensation payments at the later date. The precise provisions have been modified from time to time, most recently in a 1998 agreement. To fund this obligation, the Bank purchased a life insurance policy on Mr. Crowley, Sr. The policy is fully paid, and the Bank believes the arrangement is fully funded.

      Upon Mr. Crowley Sr.'s retirement, he will receive a life income in monthly installments, with a minimum of 240 installments. The monthly installments will be equal to the amount that would be payable to the Bank under the life insurance policy if the Bank were to exercise a settlement option under the policy for monthly life income, with a 240 month period certain, with payments commencing as of the date of Mr. Crowley's retirement. If Mr. Crowley were to die before retirement or receipt of 240 monthly payments, the amounts otherwise payable to him will be paid in equal shares to his two children (including Mr. Crowley Jr.) or to their survivors. Under certain circumstances, the Bank may elect to make a lump sum or other type of payment to Mr. Crowley Sr. or his heirs, which would be based upon other forms of payment which may be available under the life insurance policy.

      First Northern Supplemental Retirement Agreements. Before it was acquired by Bank Mutual, First Northern Savings entered into supplemental retirement agreements with Mr. Meeuwsen, Mr. Colberg and certain other officers. Messrs. Meeuwsen and Colberg, or their beneficiaries, will receive a total of 180 monthly payments of $10,520 and $2,646 per month, respectively, commencing on the first day of the month following the earlier of their respective attainment of age 65 or their death. If the supplemental retirement benefits commence prior to the executive's attainment of age 65 because of his death, or if the executive officer requests acceleration of his benefit payments (and the compensation committee consents to such acceleration), the amount of the monthly payment will be reduced to reflect a 6% discount rate compounded monthly. These supplemental retirement agreements are vested and are subject to the same parachute payment limitations that govern employment agreements.

                               OTHER BENEFIT PLANS

      Employee Stock Ownership Plan. The ESOP is a tax-qualified plan that covers substantially all salaried employees who have at least one year of service and have attained age 21. It became effective at the completion of the Bank's 2000 restructuring. Bank Mutual loaned the ESOP sufficient funds to purchase up to 8% of the Bank Mutual shares issued to persons other than the MHC. The ESOP has purchased 891,879 Bank Mutual shares.

      The loan is for a term of ten years and calls for level annual payments of principal. Interest payments, at the prime rate, will be made quarterly. The ESOP initially pledged the shares it purchased as collateral for the loan and holds them in a suspense account until allocated to employees upon repayment of loan principal.

      The ESOP does not allocate the pledged shares immediately. Instead, it will release a portion of the pledged shares annually as payments are made on the loan. The loan payments made by the ESOP come from employer contributions and dividends paid on the shares held in the plan. If the ESOP repays its loan as scheduled over a 10-year term, 10% of the shares would be released and allocated to participants annually in 2001 through 2010. As a result of the actual payments made, 116,270 and 113,936 shares were allocated in 2002 and 2001, respectively. The ESOP allocates the shares released each year that are attributable to employer contributions among the accounts of participants in proportion to their compensation for the year. For example, if a participant's compensation for a year represents 1% of the total compensation of all participants for the year, the ESOP would allocate to that participant 1% of the shares released for the year attributable to employer contributions.

      ESOP participants direct the voting of shares allocated to their individual accounts. Shares in the suspense account, which are those not yet allocated to individual accounts, are voted at the Bank Mutual board's discretion.

      Restoration Plan. The Bank also established in 2001 a "Restoration Plan" to compensate selected executive officers for any benefits under the ESOP and the Bank Mutual Corporation 401(k) Plan which they are unable to receive because of limitations under the Code on contributions and benefits. The Code limits the salary deferrals that an employee may contribute to the 401(k) Plan and also restricts the amount of tax-qualified plan benefits that can be received by plan participants.

      The restoration plan permits eligible officers (which includes vice presidents, senior vice presidents or other officers) to defer compensation which they are unable to contribute to the 401(k) Plan because of Code limits. In addition, the restoration plan provides benefits for eligible officers based upon the allocations they would have received in the ESOP and 401(k) Plan in the absence of Code limitations. Under the Code, in 2002, only the first $200,000 of compensation may be considered in determining benefits under tax-qualified plans (subject to annual cost-of-living adjustments).

      For example, under the ESOP, only the first $200,000 of earnings are considered in determining ESOP benefits for 2002. Under the restoration plan, an executive officer would receive an amount equal to the benefit that the officer would have received under the ESOP in the absence of the compensation limit. Therefore, if an executive officer had total compensation of $250,000, the officer would receive an award equal to the average allocation percentage under the ESOP for the $50,000 of compensation in excess of the Code limit.

      The restoration plan currently covers all executive officers and several other persons. The annual allocations to employees under the restoration plan will not be tax deductible by the employer or included in the taxable compensation of the employees receiving the allocations. When benefits are paid to employees following their termination of employment, the payments will be deductible by the employer and included in the taxable compensation of the employees receiving those payments.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Committee Composition. The Bank Mutual board of directors has established a Compensation Committee to determine salaries, and make other compensation and plan decisions. It made compensation determinations for 2002, and expects to continue in that role going forward. The current members of the Compensation Committee are identified below.

      Messrs. Meeuwsen and Colberg were executive officers of First Northern prior to its acquisition by Bank Mutual, and became executive officers of Bank Mutual upon the acquisition as well as continuing as officers of First Northern Savings. Bank Mutual agreed in connection with the acquisition to continue Mr. Meeuwsen's employment agreement and replace Mr. Colberg's agreement with one on substantially similar economic terms. Their compensation was not, however, initially determined by Bank Mutual or the Bank.

      Compensation Philosophy. In determining compensation, the Committee has recognized that Bank Mutual and its subsidiaries must provide its executive officers and key employees an attractive compensation package in order to attract and retain talented and highly experienced personnel. The Committee has sought to offer compensation which it believes is in line with compensation paid by other similarly situated institutions (including banks, savings banks and savings associations, but not co-extensive with the broad based, nationwide group used for peer group comparison in the Performance Graph), so as to be neither unduly generous nor lagging other institutions. In making its decisions, the Committee has also noted that, as a mutual institution, Mutual Savings Bank previously could not provide stock-based incentive compensation, as could publicly held institutions, and noted the effect on prior compensation when going forward.

      Base Salary. In determining the base salary of executive officers under their employment agreements, the Committee reviewed, among other things, third party surveys of peer institutions, the historical compensation of those officers and performance of Bank Mutual and its subsidiaries, including First Northern Savings prior to the acquisition in the case of former First Northern officers. The Committee noted that comparisons among 2000 and other years were difficult because of the occurrence of the First Northern acquisition and the conversion in November 2000, and that comparisons between 2002 and other years were affected by the change in accounting for goodwill that became effective in 2002.

      In making those reviews about performance in fiscal 2001 for fiscal 2002 compensation, comparisons were made at the bank level because fiscal 2000 did not reflect combined operations for the entire year. The Committee also recognized the significant efforts which all executive officers had made during 2001 to successfully continue the implementation of the Bank Mutual reorganization and the acquisition of First Northern. Salary determinations were less affected by statistical performance, since the bonus and incentive plans are heavily performance based and would be made more significant in 2002. The rates of raises at Mutual Savings Bank and First Northern Savings Bank varied somewhat because of the different effects of the Banks' bonus plans. Based upon those results, the Committee determined that most executive officers should receive a modest increase (up to 5.5%) in base salary. The Committee also noted that stock-based incentives were awarded in 2001 and provided an additional means of compensation, but that additional awards were unlikely in 2002.

      Bonus/Incentives. For fiscal 2002, cash incentive payments were determined under the Bank and First Northern Savings cash incentive plans. Executive officers were covered by plan for the particular savings bank for which the officer performed the bulk of his or her services. Under the Bank's plan for 2002, the Committee set the Bank's return on assets and income targets, as well as target bonus payments for each of the executive officers.

Actual bonus amounts would be determined based upon the Bank's performance as to those financial criteria. The Mutual Savings Bank plan permitted a portion of the bonus to be determined based on individual performance goals; that alternative was used for selected individuals in 2002. The Bank exceeded both its return on assets and net income goals in 2002, and executive officers therefore earned bonuses equaling 114% of the target bonus amount, to the extent bonuses were determined by Bank performance.

      The First Northern Cash Incentive Plan operated in a similar manner to the Bank's. As to corporate performance, First Northern Savings substantially exceeded both the earnings and return on assets goals and, therefore, each covered executive officer earned 148% of his performance target bonus to the extent it was based on First Northern Savings' performance. The remaining portions were determined based upon individual goals.

      Chief Executive Officer Compensation. In addition to the factors discussed above, when determining the salary of the Chief Executive Officer, the Committee believed that it was appropriate to continue a transition that began the prior year from base salary to more incentive-based compensation. The Committee was well pleased with his performance and accomplishments during 2002, particularly the progress toward combining the two subsidiaries. However, as a matter of prudence, the Committee kept constant the cash base salary to the CEO. The Committee noted, however, that under the incentive provisions, the Chief Executive Officer would be eligible to earn a cash incentive bonus of up to 28% of his base salary. His 2002 bonus was $94,962, which was determined, solely as a result of corporate performance under the Bank's cash incentive plan.

      In addition, the Committee noted that the Chief Executive Officer was eligible for stock-based compensation, in view of shareholder approval of the 2001 Plan. The Chief Executive Officer was awarded 80,000 restricted shares, and options to purchase 184,000 shares in 2001. No further awards were made in 2002 as a result of the significant awards in 2001 and the limitation of shares available under the 2001 Plan. The CEO was allocated 1,299 shares under the ESOP, on the same basis as other employees. In addition, under the benefits restoration plan, the CEO received payments of $68,582, due to the limitation of benefits under the 401(k) Plan and ESOP.

      Stock-Based Incentives. The Committee believes that stock-based compensation can provide an important incentive to executive officers that also aligns their interests with those of shareholders, since the value of the compensation will depend upon the performance of the stock price. The ESOP has been established, and the 2001 Plan was approved by shareholders, to provide certain stock-based compensation. However, Office of Thrift Supervision ("OTS") regulations limited the amount and types of stock-based compensation which could be authorized or granted within one year of Bank Mutual's restructuring.

      In view of the size of awards under the 2001 Plan made during 2001, the OTS regulations which limited the size of the 2001 Plan and the desire to retain the ability to grant additional options or awards to newly hired persons, the committee did not grant any stock options, or award any restricted shares, to executive officers in 2002.

      Section 162(m) Limitations. Section 162(m) of the Code limits the deductibility of compensation to certain executive officers of publicly held companies of over $1 million in any fiscal year. Exceptions are made for, among other things, performance-based plans approved by shareholders. Going forward, the Committee intends to be mindful of these limitations. Shareholder approval of the 2001 Plan was sought, and obtained, among other reasons to qualify for an exception from Section 162(m) for performance-based compensation payable under the 2001 Plan.

      Current Compensation Committee Members:

         David J. Rolfs (Chairman)             Raymond W. Dwyer, Jr.

         Thomas J. Lopina, Sr.                 William J. Mielke

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      None of the members of the Compensation Committee was an officer or employee of Bank Mutual or either bank subsidiary, nor did any of them have any other reportable interlock. Mr. Lopina has an outstanding loan from the Bank. For a description of Bank Mutual's policies with respect to loans to officers, directors and employees, and Mr. Lopina's loan, see "Certain Transactions with Bank Mutual."

                                PERFORMANCE GRAPH

      Set forth below is a line graph comparing the cumulative total shareholder return on Bank Mutual common stock, based on the market price of the common stock and assuming reinvestment of cash dividends, with the cumulative total return of companies on the NASDAQ Stock Market US Index and the SNL Mutual Holding Company Thrift Index. The graph assumes $100 was invested on November 2, 2000, the first date of Bank Mutual stock trading, in Bank Mutual common stock and each of those indices.

Stock/Index                        11/02/00       12/31/00       12/31/01       12/31/02
-----------                       ----------     ----------     ----------     ----------
Bank Mutual Common Stock          $   100.00     $    93.83     $   153.94     $   237.14
NASDAQ Stock Market (U.S.)        $   100.00     $    71.67     $    56.86     $    39.30
SNL Mutual Holding Company
  Thrift Index                    $   100.00     $   113.45     $   147.65     $   212.02

                      CERTAIN TRANSACTIONS WITH BANK MUTUAL

      Mutual Savings Bank. The Bank has had, and expects to continue to have, regular business dealings with its officers and directors, as well as their associates and firms which they serve in various capacities. The Bank's historical policy has been that transactions with its directors and executive officers be on terms that are no more beneficial to the director or executive officer than the Bank would provide to unaffiliated third parties. Directors and executive officers, and their associates, regularly deposit funds with the Bank; the deposits are on terms and conditions offered to other depositors.

      The Bank historically discouraged lending from the Bank to its insiders, but loans were occasionally made. Certain directors and executive officers have been indebted to the Bank for loans made in the ordinary course of business. Those loans have been on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with other persons. These loans do not involve more than the normal risk of collectability or present other unfavorable features. See "First Northern Savings" below regarding loans which became payable to the Bank as a result of the merger of First Northern Savings into the Bank.

      Going forward, the combined Bank expects to adopt policies for loans, with preferential rates, to officers, directors and employees similar to First Northern Savings' historical policies described below.

      First Northern Savings. Prior to its acquisition by Bank Mutual, First Northern established somewhat different policies relating to loans to directors and officers which, consistent with applicable laws and regulations, permitted certain preferential loan terms to directors and executive officers. Those policies have continued, and similar policies are being adopted by the Bank. The following table sets forth certain data relating to existing loans with these special terms to directors and executive officers of Bank Mutual who were formerly First Northern directors or officers where the aggregate amount of such loans exceeded $60,000 at any time since January 1, 2002 and the interest rate was below that offered to all other customers for comparable transactions. Information for loans with no preferential terms is not, and need not be, presented. Management believes that the loans made to directors, officers and employees do not involve more than the normal risk of collectability or present other unfavorable features. These loans were assumed by the Bank as part of the merger of First Northern Savings into it.

                                                                                               Interest       Comparable
                                                        Original      Maximum     Balance     Rate During     Note Rate
         Name and                          Date of     Amount of      Balance      as of      Last Fiscal     for Other
         Positions              Type         Loan         Loan        in 2002     12/31/02       Year         Customers
         ---------              ----         ----         ----        -------     --------       ----         ---------
    Thomas J. Lopina          Mortgage     6/23/93      $110,000       $ 86,375   $ 83,685       4.0%(2)         6.25%
        Director
                               Line of     12/11/00     $ 65,000(4)    $ 55,241   $ 55,241      4.25%(3)         4.25%(3)
                               Credit

   Michael D. Meeuwsen        Mortgage     02/24/97     $156,000       $ 92,986   $ 79,490       4.0%(2)         7.25%
President of Bank Mutual
 and, until 3/03, First        Line of     07/11/91     $100,000(4)    $ 25,000   $ 25,000      4.25%(3)         4.25%(3)
  Northern Savings; EVP        Credit/
   and COO of the Bank         Second
       since 3/03             Mortgage

     Robert B. Olson          Mortgage     7/31/97      $160,000       $119,599   $106,439       4.0%(2)        7.375%
        Director
                              Mortgage     9/29/98      $100,000       $ 35,406   $ 13,125     6.875%           6.875%
                               (Second
                                Home)

     J. Gus Swoboda           Mortgage     4/13/98      $170,000       $141,778   $134,891       4.0%(2)        6.875%
  Director; Chairman of
     First Northern            Line of     3/15/01      $100,000(4)    $ 95,000   $ 56,835      4.25%(3)         4.25%(3)
   Savings until 3/03          Credit        (1)

----------
(1)   Replaced a prior second mortgage arrangement.

(2) On January 1, 2002, in accordance with First Northern Savings' mortgage loan policy for directors, officers and employees, the interest rate on mortgage loans for officers and directors was 4.0%. The interest rate for 2003 is 3.0%.

(3) The line of credit interest rate is the prime interest rate, which varied from 4.75% to 4.25% during 2002; amounts shown are at year end.

(4) Line of credit; the amount shown is the maximum amount which may be borrowed under the line.(5)

                          REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the Bank Mutual board of directors was constituted upon the effectiveness of the Bank's restructuring. The Audit Committee's functions include meeting with Bank Mutual's independent auditors and making recommendations to the board regarding independent public accountants; assessing the adequacy of internal controls, accounting methods and procedures; review of public disclosures required for compliance with securities laws; and consideration and review of various other matters relating to Bank Mutual's financial accounting and reporting. No member of the Audit Committee is employed by or has any other material relationship with Bank Mutual. The members are "independent" as defined in Rule 4200(a)(15) of the NASD listing standards for the Nasdaq Stock Market. The board of directors has adopted a written charter for the Audit Committee. A copy of that charter was attached to the 2002 annual meeting proxy statement.

      In connection with its function to oversee and monitor the financial reporting process of Bank Mutual, the Audit Committee has done the following:

      - reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2002 with Bank Mutual management;

      - discussed with Ernst & Young LLP, Bank Mutual's independent auditors, those matters which are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU ss.380); and

      - received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP its independence.

      Based on the foregoing, the Audit Committee recommended to the board that those audited financial statements be included in the Bank Mutual annual report on Form 10-K for the year ended December 31, 2002.

      In addition, the Audit Committee also considered the fees paid to Ernst & Young LLP for services provided by Ernst & Young during 2002. See "Independent Auditors" below. The Committee believes that the provision of the non-audit services is compatible with maintaining Ernst & Young's independence.

      Members of the Audit Committee:     William J. Mielke, Chairman         Thomas H. Buestrin
                                          Robert B. Olson                     David J. Rolfs

                              INDEPENDENT AUDITORS

      The firm of Ernst & Young LLP has audited the books and records of Bank Mutual for 2002; it has served as the independent accountants for the Bank for more than 20 years and of Bank Mutual since its inception. The audit committee and board of directors have decided to appoint Ernst & Young LLP as the independent auditors to audit the books and accounts of Bank Mutual for 2003. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.

      Fees (including reimbursements for out-of-pocket expenses) paid to Ernst & Young LLP for services in fiscal 2002 were as follows:

                  Audit Fees                $163,500
                  All Other Fees:           $ 42,700

"All Other Fees" paid to Ernst & Young LLP were primarily for tax-related services. The Audit Committee considered the compatibility of non-audit services by Ernst & Young LLP with the maintenance of Ernst & Young LLP's independence.

                              SHAREHOLDER PROPOSALS

      Shareholder proposals must be received by the Secretary of Bank Mutual, Eugene H. Maurer, Jr., no later than November 25, 2003 in order to be considered for inclusion in next year's annual meeting proxy materials pursuant to SEC Rule 14a-8.

      Under SEC rules relating to the discretionary voting of proxies at shareholder meetings, if a proponent of a matter for shareholder consideration (other than a shareholder proposal) notifies Bank Mutual at least 45 days prior to the month and day of mailing the prior year's proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Therefore, any such matters must be received by Bank Mutual by February 14, 2004 in the case of the Bank Mutual 2004 annual meeting of shareholders. Bank Mutual is not aware of any such proposals for the 2003 annual meeting.

      The Bank Mutual bylaws also require that any matters for consideration of the meeting must be presented to Bank Mutual's corporate secretary at least five days prior to a meeting. That deadline is April 30, 2003 in the case of the 2003 annual meeting.

                                          By Order of the Board of Directors


                                          /s/ Eugene H. Maurer, Jr.

                                          Eugene H. Maurer, Jr.
                                          Senior Vice President and Secretary

Milwaukee, Wisconsin
March 20, 2003

A copy (without exhibits) of Bank Mutual's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2002 is attached to this proxy statement. Bank Mutual will provide an additional copy of the 10-K (without exhibits) without charge to any record or beneficial owner of Bank Mutual common stock on the written request of that person directed to: Rick B. Colberg, Chief Financial Officer, Bank Mutual Corporation, 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223.

                                 REVOCABLE PROXY
                             BANK MUTUAL CORPORATION

--------------------------------------------------------------------------------

|X|   PLEASE MARK VOTES
      AS IN THIS EXAMPLE

                         ANNUAL MEETING OF SHAREHOLDERS
                                   MAY 5, 2003

      The undersigned hereby appoints Michael T. Crowley, Sr., Eugene H. Maurer, Jr. and Rick B. Colberg, and each of them, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Bank Mutual Corporation which the undersigned is entitled to vote at the annual meeting of shareholders (the "Meeting") to be held at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin on Monday, May 5, 2003, at 10:00 a.m., and at any and all adjournments and postponements thereof.

Please be sure to sign and date
this proxy in the box below

                                                --------------------
                                                |Date               |
                                                --------------------


Shareholder sign above                          Co-holder (if any) sign above)

1. The election of the following nominees as director for terms expiring in 2006 (except as marked to the contrary below):

              FOR ALL             WITHHOLD             FOR ALL EXCEPT

                  Thomas H. Buestrin, Michael T. Crowley, Jr.,
                     Michael D. Meeuwsen, William J. Mielke

INSTRUCTION: To withhold your vote for any individual nominee, mark "FOR ALL EXCEPT" and write, in the space provided below, the name(s) of the nominee(s) for whom you wish to withhold your vote.

________________________________________________________________________________

                                           I/We Plan to Attend the Meeting - ___

      In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.

      THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

      The Board of Directors recommends a vote "FOR" the election of the nominees listed above.

--------------------------------------------------------------------------------
  - Detach above card, sign, date and mail in postage paid envelope provided. -

                             BANK MUTUAL CORPORATION

--------------------------------------------------------------------------------

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      Should the above signed be present and choose to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of Bank Mutual at the Meeting of the shareholder's decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of Bank Mutual or by duly executing a proxy bearing a later date.

      The above signed acknowledges receipt from Bank Mutual, prior to the execution of this proxy, of a notice of annual meeting of shareholders, a proxy statement and an annual report to shareholders.

      Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

         PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE
                         ENCLOSED POSTAGE-PAID ENVELOPE
--------------------------------------------------------------------------------

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN WITH THE PROXY IN THE ENVELOPE PROVIDED.

__________________________________

__________________________________

__________________________________